EXHIBIT 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratios)
Unaudited

	Three months ended,				Six months ended
	June 30,				June 30,
	2011		2010		2011		2010
Income from continuing operations before income taxes	$63,684	(1)	$39,624	(1)	$141,663	(1)	$130,709	(1)
Add fixed charges:
Interest expense	26,593		26,871		52,901		54,238
Amortization of discount on convertible notes (3)	5,989		7,473		11,862		14,804
Amortization of debt issuance expense	1,403		3,457		2,821		4,698
Interest expense-special items	-		9,384		1,079		9,384
Interest portion of rent expense	4,786		5,103		10,155		10,434
Adjusted income	$102,455		$91,912		$220,481		$224,267
Fixed charges:
Interest expense	$26,593		$26,871		$52,901		$54,238
Amortization of discount on convertible notes (3)	5,989		7,473		11,862		14,804
Amortization of debt issuance expense	1,403		3,457		2,821		4,698
Interest expense-special items	-		9,384		1,079		9,384
Interest portion of rent expense	4,786		5,103		10,155		10,434
Fixed charges	$38,771		$52,288		$78,818		$93,558
Ratio of earnings to fixed charges(2)	2.6	x	1.8	x	2.8	x	2.4	x

(1)           Certain of the Company’s debt agreements and indentures provide for the exclusion of various special charges from applicable financial covenant coverage calculations.  The following listing of charges, which are included in the Company’s income from continuing operations before income taxes, includes certain of these excludable charges:

	Three months ended,		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Settlements, litigation and other related charges (a)	19,816	29,361	25,829	34,867
Other miscellaneous charges (b)	2,332	5,751	4,221	11,959
Total - non-interest expense special items	$22,148	$35,112	$30,050	$46,826

Interest expense special items (c)	$-	$9,384	$1,079	$9,384

(a) See the "Commitments and Contingencies" note of the Notes to the Consolidated Financial Statements.
(b) See further discussion at the “Other Miscellaneous Charges” caption of the “Significant Accounting Policies” note of the Notes to Consolidated Financial Statements.
(c) See the "Debt" note of the Notes to the Consolidated Financial Statements.

(2)           The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt issuance expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(3)           See the “Debt” note of the Notes to Consolidated Financial Statements.